                                                PAPER A: APPENDIX 1

                                           Details on Ontario's Finances

Introduction

Paper A, Investing in People--Managing Ontario's Finances, provided an update on the government's progress on managing change and delivering results, the medium-term fiscal plan, as well as details on how the structural deficit will be eliminated.

This appendix provides details on Ontario's recent fiscal performance and other financial information, specifically:

o    Section I:       Ontario's Interim Performance for 2004-05;
o    Section II:      Support from Gaming for Health Care, the Ontario Trillium Foundation and
                      Communities;
o    Section III:     Support for Investments for Healthier Ontarians;
o    Section IV:      Potential Risks, Cost Drivers and Contingent Liabilities; and
o    Section V:       Key Financial Tables and Graphs.

Section I: Ontario's Interim Performance for 2004-05

The 2004-05 interim outlook forecasts a deficit of $2,993 million, an in-year improvement of
$3,127 million from the $6,120 million deficit projected in the 2004 Budget.  This in-year comparison excludes the one-time revenue gain associated with eliminating the liability for non-utility generator power purchase agreements originally assumed in the 2004 Budget. The 2004-05 interim outlook also reflects the September 2004 First Ministers' health agreement and elimination of the reserve at year-
end, as it was not required.

The Ontario Electricity Financial Corporation (OEFC) began receiving actual contract prices for power from ratepayers effective January 1, 2005, and will no longer incur losses on these power purchase contracts with non-utility generators as a result of legislated reforms to the electricity market.
These reforms have effectively eliminated the liability associated with these contracts.

2004-05 In-Year Fiscal Performance
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                                     Budget                             In-Year
                                                                       Plan            Interim           Change
                                                           ----------------------------------------------------
Revenue*                                                              74,479            77,137            2,658
Expense
     Programs                                                         66,695            67,622              927
     Capital                                                           2,575             2,899              324
     Interest on Debt                                                 10,329             9,609             (720)
Total Expense                                                         79,599            80,130              531
Reserve                                                                1,000                 -           (1,000)
Surplus/(Deficit)                                                     (6,120)           (2,993)           3,127
---------------------------------------------------------------------------------------------------------------
*    Revenue as per 2004-05 Budget Plan excluding one-time revenue gain of $3,881 million related to the projected elimination of the liability for non-utility generator power purchase agreements in 2004-05.
Source: Ontario Ministry of Finance.
                                                           ----------------------------------------------------

o    Total revenue is estimated to be $2,658 million above the 2004-05 Budget Plan.  This is mainly due to higher Corporations Tax revenues and transfer payments from the Government of Canada.
o    Total expense increased in-year by $531 million above the 2004-05 Budget Plan, mainly due to higher levels of spending for health care resulting primarily from the First Ministers' health agreement, as well as increased assistance to farmers, partially offset by lower-than-forecast interest on debt costs.

o    The $1 billion reserve included in the 2004-05 Budget Plan, to protect against unexpected and adverse changes in the economic and fiscal outlook, was not required--consistent with the role of the reserve in prudent budgeting practices.

IN-YEAR REVENUE PERFORMANCE
Total revenue is estimated at $77,137 million, a net increase of $2,658 million from the 2004-05
Budget Plan forecast.  This is mainly due to higher Corporations Tax revenues and transfer payments from the Government of Canada.

Summary of In-Year Changes to Revenue in 2004-05
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                                                                 Interim 2004-05*
                                                                                                 --------------
Taxation Revenue
     Personal Income Tax                                                                      274
     Retail Sales Tax                                                                        (133)
     Corporations Tax                                                                       1,193
     Gasoline Tax                                                                             (45)
     Land Transfer Tax                                                                        129
     All Other Taxes                                                                           47
                                                                                   --------------
                                                                                                          1,465
Government of Canada
     First Ministers' Health Agreement                                                        824
     All Other Government of Canada                                                           402
                                                                                   --------------
                                                                                                          1,226
Income from Government Enterprises
     Ontario Lottery and Gaming Corporation                                                  (147)
     Hydro Successor Corporations                                                              67
     All Other Government Enterprises                                                          30
                                                                                   --------------
                                                                                                            (50)
Other Non-Tax Revenue                                                                                        17
Total Revenue Changes                                                                                     2,658
---------------------------------------------------------------------------------------------------------------
*    Revenue as per 2004-05 Budget Plan excluding one-time revenue gain of $3,881 million related to the projected elimination of the liability for non-utility generator power purchase agreements in 2004-05.
Source: Ontario Ministry of Finance.
                                                                                   ----------------------------

Revenue Changes
o    Personal Income Tax revenues are currently estimated to be $274 million above the 2004-05
     Budget Plan forecast due to stronger 2004 wages and salaries growth, higher 2003 tax assessments and one-time revenue arising from a federal recalculation of tax entitlements for 1995 to 2003.
o    Retail Sales Tax revenues were $133 million below projection due to weaker 2004 consumer durable goods expenditure, notably low levels of vehicle sales during 2004.
o    Corporations Tax revenues are currently estimated to be $1,193 million above the 2004-05 Budget
     Plan forecast, primarily due to stronger corporate profit growth in 2004 and an adjustment of
     $391 million recorded in 2004-05 due to stronger net receipts in respect of past years than estimated in the 2003-04 Public Accounts.
o    Gasoline Tax revenues were $45 million below the 2004-05 Budget Plan projection due to reduced consumption corresponding to higher pump prices for gasoline.
o    Land Transfer Tax revenues were $129 million above the 2004-05 Budget Plan forecast due to continued high levels of housing resales and house price increases.
o    The net change in other taxation revenues combined was $47 million above the 2004-05 Budget
     Plan forecast.
o    The September 2004 First Ministers' health agreement increased transfers from the Government of
     Canada by $824 million.
o    All other transfers from the Government of Canada combined were $402 million above projection, mainly due to higher federal transfers to Agricorp for income stabilization and other agricultural support programs.
o    Ontario Lottery and Gaming Corporation net income was $147 million below projection, mainly due to lower earnings from the border casinos.  Business at border casinos continued to be adversely affected by the decreased value of the U.S. dollar, competition from U.S. facilities and perceived border-crossing slowdowns.
o    Combined net income of Ontario Power Generation Inc. (OPG) and Hydro One Inc. (HOI) was
     $67 million above the 2004-05 Budget Plan forecast. This is due to higher HOI net income, primarily the result of an Ontario Energy Board decision to allow regulatory recovery of low-
     voltage service costs.
o    The combined net income of all other government enterprises was $30 million above projection, mainly due to higher Liquor Control Board of Ontario net income.
o    The net change in all other non-tax revenues combined was $17 million above the 2004-05 Budget
     Plan forecast.

IN-YEAR EXPENSE PERFORMANCE
Total expense for 2004-05, at $80,130 million, is $531 million above the level projected in the 2004-
05 Budget Plan.  This increase was mainly due to increased in-year funding for health care, higher payments to farmers for agricultural support and increased capital spending, partially offset by lower-
than-forecast interest on debt costs.

Summary of In-Year Expense Changes in 2004-05
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                                                                    Interim
                                                                                                    2004-05
                                                                                    ---------------------------
Program Expense Changes:
Health--increased spending to reflect the First Ministers' health agreement                    824
Agricorp--increased payments to farmers for production insurance and income                    369
     stabilization programs
Agriculture Sector Support--grain and oilseed producer support and other                       259
     assistance
Graduate Education--endowment to create new fellowships for graduate students                  100
Power Purchases--lower volumes of electricity purchased than expected                          (96)
Education--transfer of funds to capital expense for technological education                    (97
     equipment, program start-up delays and higher-than-forecast school board
     revenues from education property taxes                                                      )
All Other (Net)                                                                              (432)
     Total Program Expense Changes                                                                          927
Capital Expense Changes:
Postsecondary Institutions--funding for repair and equipment upgrades                          250
Hospitals--Provincial share of capital costs for 19 projects                                   184
All Other (Net)                                                                              (110)
     Total Capital Expense Changes                                                                          324
Interest on Debt Change                                                                                    (720)
Total In-Year Expense Changes                                                                               531
---------------------------------------------------------------------------------------------------------------
Sources: Ontario Ministry of Finance and Ontario Ministry of Public Infrastructure Renewal.
                                                                                    ---------------------------

Operating Expense Changes
o    As a result of the First Ministers' health agreement, the Ministry of Health and Long-Term Care received an additional $824 million in-year.  Of the additional $824 million, $194 million was allocated for the purchase of medical equipment.  The remaining $630 million was used primarily for investments to reduce wait times and improve access to physicians.
o    An additional $369 million was attributed to the Ministry of Agriculture and Food for Agricorp to
     provide increased funding for income stabilization and production insurance, fully offset from federal revenues.
o    The Ministry of Agriculture and Food received an additional $259 million in-year for grain and oilseed producer support, bovine spongiform encephalopathy (BSE) support, income stabilization and production insurance, and other assistance.
o    An additional $100 million was provided in-year to the Ministry of Training, Colleges and
     Universities to allow universities to establish endowments that will provide fellowships to outstanding graduate students.
o    In-year savings of $96 million for power purchases were realized mainly due to lower-than-
     expected volumes of electricity purchased by the Ontario Electricity Financial Corporation from non-utility generators.
o    Ministry of Education spending was $97 million lower in-year mainly due to a transfer from operating to capital expense to provide additional funding for technological education equipment in high schools, program start-up delays and a decline in ministry expense to offset higher-than-
     forecast school board revenues from education property taxes.
o    All other net changes in operating spending in-year amount to a reduction of $432 million. This decrease is mainly due to drawdowns from the Contingency Fund to accommodate in-year increases for programs such as Agriculture Sector Support and Graduate Education; as well as ministry underspending in various programs across government that typically occur at year-end.
o    Interest on debt costs were $720 million below the 2004-05 Budget Plan due to lower-than-
     forecast interest rates and continued professional and cost-effective debt management.

Capital Expense Changes
o    An additional $250 million was provided to the Ministry of Training, Colleges and Universities to
     help colleges and universities address the cost of deferred building maintenance and upgrade equipment.
o    The Ministry of Health and Long-Term Care received an additional $184 million in-year to cover the Provincial share of 19 hospital capital projects.
o    All other net changes in capital spending in-year amounted to a reduction of $110 million, mainly due to underspending in various programs such as the Northern Ontario Heritage Fund and the
     Canada-Ontario Municipal Rural Infrastructure Program.

STATUS OF THE 2004-05 CHANGE FUND
The 2004-05 Budget Plan included a $1.0 billion Change Fund to support the government's plans to change and improve Ontario's public services.  The Fund provided assistance for projects that rationalized or better integrated existing programs and services, put in place new systems or processes to reduce long-term costs, or mitigated the demand for services over the long run.

The following table highlights key investments funded through the Change Fund in 2004-05.

Change Fund Investments
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                                                                     Interim
                                                                                                     2004-05
                                                                                                  -------------
ANNOUNCED IN THE 2004 BUDGET:
Investments for Health Care
Community Health Services--home care and community mental health                                140
Family Health Teams                                                                            111
e-Health Initiatives                                                                            78
Other Projects (including wait lists and workplace safety)                                     280
                                                                                     -------------
                                                                                                            609
Other Investments
ServiceOntario Enhancement                                                                      27
College Stabilization                                                                           25
Nutrient Management Financial Assistance Program                                                 5
All Other                                                                                        6
                                                                                     -------------
                                                                                                             63
PROJECTS APPROVED IN-YEAR:
Community Reinvestment Fund--One-Time Transition Funding                                        200
Teacher Development Accounts                                                                    60
All Other                                                                                        8
                                                                                     -------------
                                                                                                            268
Total Change Fund Investments                                                                               940
---------------------------------------------------------------------------------------------------------------
Source: Ontario Ministry of Finance.
                                                                                     --------------------------

The 2004 Budget reported details on key investments totalling $672 million, including $609 million that assisted the Ministry of Health and Long-Term Care with its change agenda and $63 million for other investments.

New investments of $268 million, approved and funded in-year from the Change Fund, include:

o    Community Reinvestment Fund--One-Time Transition Funding: $200 million was approved to facilitate the transition from the former Community Reinvestment Fund as the Province's main funding model for municipalities, to the Ontario Municipal Partnership Fund (OMPF) (more details are provided in Paper B, Achieving Our Potential: Progress Towards a New Generation of
     Economic Growth);
o    Ministry of Education: $60 million was approved for Teacher Development Accounts to provide one-time funding to offset some of the costs that teachers now bear for their professional development, and to support school board collective bargaining; and
o    All other approvals totalling $8 million included minor projects supporting transformation in
     Management Board Secretariat and the Ministries of Children and Youth Services, Northern
     Development and Mines, and Transportation.

The remaining $60 million in unallocated funds was applied to reduce the Province's 2004-05 deficit.

Section II: Support from Gaming for Health Care, the
Ontario Trillium Foundation and Communities

Provincial proceeds from gaming activities continue to support Provincial priorities, including the operation of hospitals, charities, communities and the agricultural sector.

Support for Health Care, Charities, and Problem Gambling and Related Programs
($ Millions)
----------------------------------------------------------------------------------------------------------------
                                                                                         Interim           Plan
                                                                                         2004-05         2005-06
                                                                                --------------------------------
Lotteries, Charity Casinos and Slot Machines at Racetracks Revenue
     Operation of Hospitals                                                                1,505           1,507
     Ontario Trillium Foundation                                                              95             100
     Problem Gambling and Related Programs                                                    36              36
Commercial Casinos Revenue
     General Government Priorities                                                           334             298
Total                                                                                      1,970           1,941
------------------------------------------------------------------------------- --------------------------------
Sources: Ontario Ministry of Economic Development and Trade and Ontario Ministry of Finance.
                                                                                --------------------------------

Revenue from Lotteries, Charity Casinos and Slot Machines at Racetracks
The Ontario Lottery and Gaming Corporation Act, 1999 requires that net Provincial revenue generated from lotteries, charity casinos and racetrack slot machines support services such as the operation of hospitals, problem gambling and related programs, and funding for charitable organizations through the Ontario Trillium Foundation.

o    In 2005-06, it is estimated that $1,507 million in net revenue from lotteries, charity casinos and slot machines at racetracks will be applied to support the operation of hospitals.
o    The Ontario Trillium Foundation has become one of Canada's largest grant-making foundations.
     In 2005-06, the Ontario Trillium Foundation will be provided with $100 million to help build strong and healthy communities by contributing to charitable and not-for-profit organizations.
o    Two per cent of gross slot machine revenue, estimated at $36 million for 2005-06, is allocated to programs that support problem gambling and related treatment, prevention and research programs.

Benefits from Commercial Casinos
o    In 2005-06, net Provincial revenue from commercial casinos estimated at $298 million will be used to support general government priorities including health care and education.
o    Since the commencement of commercial casino operations, 27,000 direct and indirect jobs have been created in Ontario. Commercial casino operations and the additional tourists they attract contribute an estimated $2.4 billion annually to the Ontario economy.

Other Beneficiaries of Charity Casinos and Slot Machines at Racetracks

Support for the Agricultural Sector and Municipalities*
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                                                       Interim            Plan
                                                                                       2004-05          2005-06
                                                                              ---------------------------------
Agricultural Sector                                                                        301              312
Municipalities                                                                              75               78
Total                                                                                      376              390
---------------------------------------------------------------------------------------------------------------
*    The agricultural sector's share of racetrack slot machine revenue and municipalities' share of slot machine revenue from charity casinos or racetrack slot facilities is received directly from the Ontario Lottery and Gaming Corporation.
Source: Ontario Ministry of Economic Development and Trade.
                                                                              ---------------------------------

o    Twenty per cent of gross revenue from slot machines at racetracks is provided to promote the economic growth of the horse-racing industry. Since 1998, this initiative has provided over
     $1.4 billion to Ontario's horse-racing industry, a key component of the Province's agricultural sector. For 2005-06, additional support is estimated at $312 million.
o    A portion of gross slot machine revenue estimated at $78 million in 2005-06 will be provided to municipalities that host charity casinos and slot operations at racetracks, to help offset local infrastructure and service costs.

Section III: Support for Investments for Healthier
Ontarians

The government's priority of achieving Better Health for Ontarians extends beyond the immediate programs and services funded by the Ministry of Health and Long-Term Care.  Programs and services that support Better Health are also delivered through such ministries as Children and Youth Services;
Community and Social Services; Training, Colleges and Universities; and Tourism and Recreation.

Year-over-Year Increases in Programs Contributing to Better Health
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                                                                  Interim
                                                                                                  2004-05
                                                                                            -------------------
Ministry of Health and Long-Term Care:
     Hospitals--will provide 53,200 additional MRI exams from nine new or upgraded                 504
         machines and increased hours of operation; almost 2,900 more cancer surgeries;
         14,000 more cataract and almost 7,000 more cardiac procedures; and over 4,300 additional hip and knee joint replacements this year
     OHIP--establishing 52 Family Health Teams and providing funding for the agreement             335
         with the Ontario Medical Association
     Ontario Drug Programs--accommodates the growing number of seniors, aging of the               319
         population and funding of new drugs
     Home Care, Community and Mental Health Services--expanding home care to almost                292
         50,000 additional Ontarians, including end-of-life care for 4,300 people, and supporting almost 34,000 additional mental health patients in their communities
     Long-Term Care Homes--enhancing the quality of care provided to over 74,000                   264
         residents of long-term care homes by funding 2,000 additional staff, including 600 full-time nurses
     Public Health and Other--primarily to improve capacity to manage infectious disease           122
         control; increase Provincial share of public health unit costs to 65 per cent in
         January 2006; and enhance public education to help motivate smokers to quit and provide them with support through the process
                                                                                            ---------
     Total Ministry of Health and Long-Term Care                                                          1,836
Ministry of Children and Youth Services:  growth in spending on Children's Mental Health,                    46
     Children's Treatment Centres, and Healthy Babies, Healthy Children programs
Ministry of Community and Social Services:  Ontario Drug Benefit Plan utilization growth for                 38
     Ontario Works and Ontario Disability Support Program recipients
Ministry of Training, Colleges and Universities:  increased enrolment in medical schools and                 44
     collaborative nursing education
Ministry of Tourism and Recreation: promotion of physical activity                                            3
Total Increase in Funding                                                                                 1,967
---------------------------------------------------------------------------------------------------------------
Sources: Ontario Ministry of Finance.
                                                                                            -------------------

In 2005-06, the Ministry of Health and Long-Term Care will spend $1,836 million more than in the previous year--an amount that exceeds the additional $1,787 million in revenue that will be generated this year by funding from the federal government to support health care and the Ontario Health
Premium.  If all spending on the broader determinants of health is considered, the Province will be spending $1,967 million more in 2005-06 than in 2004-05.

Health-Related Revenues and Expense
[A graph showing the change in health-related revenues and expense between 2003-04 and 2007-08 in billions of dollars.]

By 2007-08, the Province will be investing a
cumulative total of $23.7 billion in Better
Health. In support of this investment, the
Province has several key sources of revenue
dedicated to funding health-related
initiatives. By 2007-08, the overall
cumulative total revenue from the Ontario
Health Premium and federal transfers to
support health care will amount to
$19.7 billion.

It should be noted that all health-related
revenues contribute only a portion of total
Ministry of Health and Long-Term Care
operating costs.  In 2005-06, expected health-related revenues including federal transfer payments,
Employer Health Tax, Ontario Health Premium and net proceeds from the Ontario Lottery and
Gaming Corporation are expected to amount to $16.3 billion, or only about 50 per cent of the
$32.9 billion required for the Ministry of Health and Long-Term Care this year.

Section IV: Potential Risks, Cost Drivers and Contingent
Liabilities

As required by the Fiscal Transparency and Accountability Act, 2004, this section highlights some of the key sensitivities and risks to the fiscal plan that could follow from unexpected changes in economic conditions, program demands or the materialization of liabilities.  It should be cautioned that these sensitivities and risks, while useful, are only guidelines and can vary depending on the nature and composition of potential risks and liabilities.

THE ONTARIO ECONOMY AND PROVINCIAL REVENUES
A growing economy with rising incomes, corporate profits and consumer spending generates higher revenues to pay for public services.  Taxation revenues comprise the largest category of Provincial revenue.  Of the total $81.7 billion in revenues forecast for 2005-06, $57.7 billion or about 71 per cent is expected to come from taxation revenues. Eliminating the structural deficit will require the close alignment of spending growth with growth in tax revenues.  Three revenue sources within this category--Personal Income Tax, Retail Sales Tax and Corporations Tax--account for about 55 per cent of total revenues. However, inherent in any multi-year forecast is uncertainty about the future, making cautious and prudent planning a critical element of any deficit-reduction plan.

The economic assumptions on which the revenue projections are based are described in the Appendix to Paper B, Ontario's Economic Outlook.

Selected Economic and Revenue Risks and Sensitivities
-----------------------------------------------------------------------------------------------------------------
Item/Key Components                 2005-06 Assumption              2005-06 Sensitivities
------------------------------------------------------------------- ---------------------------------------------
Total Revenues
- Real GDP                          2.0 per cent growth in 2005     $615 million revenue change for each
                                                                    percentage point change in real GDP
                                                                    growth. Can vary significantly depending on
                                                                    composition and source of changes in GDP
                                                                    growth.
- GDP Deflator                      1.9 per cent increase in 2005

- Canadian Interest Rates           2.6 per cent three-month        Between $60 million and $310 million
                                    Treasury Bill rate in 2005      revenue change in the opposite direction for
                                                                    each percentage point change in interest
                                                                    rates.
- U.S. Real GDP                     3.4 per cent growth in 2005     Between $185 million and $430 million
                                                                    revenue change for each percentage point
                                                                    change in U.S. real GDP growth.
- Canadian Dollar Exchange Rate     82.8 cents US in 2005           Between $25 million and $110 million
                                                                    revenue change in the opposite direction for
                                                                    each one cent change in the Canadian
                                                                    dollar exchange rate.
------------------------------------------------------------------- ---------------------------------------------

Selected Economic and Revenue Risks and Sensitivities
-----------------------------------------------------------------------------------------------------------------
Item/Key Components                 2005-06 Assumption              2005-06 Sensitivities
                                    ------------------------------- ---------------------------------------------
Total Taxation Revenues
- Revenue Base1                     3.5 per cent growth in 2005-06  $550 million revenue change for each percentage point change in nominal GDP
                                                                    growth. Can vary significantly depending on
                                                                    composition and source of changes in GDP
                                                                    growth.
- Nominal GDP                       3.9 per cent growth in 2005

Personal Income Tax Revenues
- Revenue Base                      5.2 per cent growth in 2005-06

Key Economic Assumptions
- Wages and Salaries                3.6 per cent growth in 2005     $220 million revenue change for each
                                                                    percentage point change in wages and
                                                                    salaries growth.
- Employment                        1.0 per cent growth in 2005
- Unincorporated Business           4.1 per cent growth in 2005
   Income

Key Revenue Assumptions
- Net Capital Gains Income          3.9 per cent growth in 2005     $3 million revenue change for each
                                                                    percentage point change in net capital gains
                                                                    income growth.
- RRSP Deductions                   4.4 per cent growth in 2005     $14 million revenue change in the opposite
                                                                    direction for each percentage point change
                                                                    in RRSP deductions growth.
- 2004 Tax-Year Assessments         $18.8 billion                   $190 million revenue change for each
                                                                    percentage point change in 2004 Personal
                                                                    Income Tax assessments.2
------------------------------------------------------------------- ---------------------------------------------
Retail Sales Tax Revenues
- Revenue Base                      3.6 per cent growth in 2005-06
Includes:
- Taxable Household Spending        3.1 per cent growth in 2005-06
- Other Taxable Spending            4.2 per cent growth in 2005-06

Key Economic Assumptions
- Retail Sales                      4.0 per cent growth in 2005
- Nominal Consumption               4.5 per cent growth in 2005     $90 million revenue change for each
   Expenditure                                                      percentage point change in nominal
                                                                    consumption expenditure growth.

------------------------------------------------------------------- ---------------------------------------------

Selected Economic and Revenue Risks and Sensitivities
-----------------------------------------------------------------------------------------------------------------
Item/Key Components                 2005-06 Assumption              2005-06 Sensitivities
                                    ------------------------------- ---------------------------------------------
Corporations Tax Revenues
- Revenue Base                      1.2 per cent growth in 2005-06
- Corporate Profits                 3.0 per cent growth in 2005     $65 million revenue change for each
                                                                    percentage point change in pre-tax
                                                                    corporate profit growth.
- 2004-05 Tax Assessment            $1.4 billion payable in 2005-06 $14 million revenue change in the opposite
   Refunds3                                                         direction for each percentage point change
                                                                    in 2004-05 refunds.
- 2004-05 Tax Payments Upon         $0.6 billion receivable in      $6 million revenue change for each
  Filing                            2005-06                         percentage point change in 2004-05
                                                                    payments upon filing or assessment
                                                                    payments.
                                                                    ---------------------------------------------
- 2004-05 Tax Assessment            $0.6 billion receivable in
  Payments                          2005-06
-------------------------------------------------------------------
Employer Health Tax Revenues
- Revenue Base                      3.0 per cent growth in 2005-06
- Wages and Salaries                3.6 per cent growth in 2005     $30 million revenue change for each
                                                                    percentage point change in wages and
                                                                    salaries growth.

------------------------------------------------------------------- ---------------------------------------------
Ontario Health Premium Revenues
                                    -------------------------------
- Revenue Base                      3.9 per cent growth in 2005-06
- Personal Income                   3.8 per cent growth in 2005     $20 million revenue change for each
                                                                    percentage point change in personal income
                                                                    growth.

------------------------------------------------------------------- ---------------------------------------------
Gasoline Tax Revenues
- Revenue Base                      1.0 per cent growth in 2005-06
- Gasoline Pump Prices              82 cents per litre              $5 million revenue change in the opposite
                                                                    direction for each cent per litre change in
                                                                    gasoline pump prices.
Fuel Tax Revenues
- Revenue Base                      2.1 per cent growth in 2005-06
- Real GDP                          2.0 per cent growth in 2005     $10 million revenue change for each
                                                                    percentage point change in real GDP
                                                                    growth.

------------------------------------------------------------------- ---------------------------------------------

Selected Economic and Revenue Risks and Sensitivities
-----------------------------------------------------------------------------------------------------------------
Item/Key Components                 2005-06 Assumption              2005-06 Sensitivities
                                    ------------------------------- ---------------------------------------------
Land Transfer Tax Revenues
- Revenue Base                      0.4 per cent decline in 2005-06
- Housing Resales                   3.7 per cent decline in 2005    $10 million revenue change for each
                                                                    percentage point change in both the number
                                                                    and prices of housing resales.
- Resale Prices                     1.1 per cent growth in 2005

------------------------------------------------------------------- ---------------------------------------------
Health and Social Transfers
- Canada-wide Revenue Base          $27.2 billion in 2005-06
- Ontario Revenue Share             37.3 per cent in 2005-06
- Ontario Population Share          38.9 per cent in 2005-06        $40 million revenue change for each tenth
                                                                    of a percentage point change in population
                                                                    share.
- Ontario Basic Federal PIT Share   44.3 per cent in 2005-06        $10 million revenue change in the opposite
                                                                    direction for each tenth of a percentage
                                                                    point change in Basic Federal Personal
                                                                    Income Tax base share.
------------------------------------------------------------------- ---------------------------------------------
1.   Revenue base is revenue excluding the impact of measures, adjustments for past Public Accounts estimate variances and other one-time factors.
2.   Ontario 2004 Personal Income Tax is a forecast estimate because 2004 tax returns are currently being assessed by the Canada
     Revenue Agency.
3.   Corporations Tax refunds arising during 2004-05 are still subject to considerable uncertainty because a very high proportion of corporations have until June 30, 2005 to file their 2004 tax returns.
                                    ------------------------------- ---------------------------------------------

EXPENSE RISKS AND SENSITIVITIES
Many programs delivered by the Province are subject to potential risks and cost drivers such as utilization growth or enrolment and caseload changes.  The following sensitivities are based on expense averages for key program areas and might change depending on the nature and composition of the potential risk.

Selected Expense Risks and Sensitivities
------------------------------------------------------------------------------------------------------------------
Program/Sector                 2005-06 Assumption                    2005-06 Sensitivities
-----------------------------  ------------------------------------  ---------------------------------------------
Health                         Annual growth of 5.9 per cent         One per cent change in health:
                                                                     $329 million.
Hospitals                      Annual growth of 4.7 per cent         One per cent change in hospital funding:
                                                                     $120 million.
Drug Programs                  Annual growth of 12 per cent          One per cent change in utilization of all drug
                               (seniors)                             programs:  $36 million (seniors and social
                                                                     assistance recipients).
Home Care/Community            Over 15.5 million hours of            One per cent change in hours of
     Services                  homemaking and support services;      homemaking and support services:
                               8.5 million nursing and professional  $4 million.
                               visits                                One per cent change in nursing and
                                                                     professional visits:  $6 million.
Long-Term Care Homes           More than 74,000 long-term care       Annual average Provincial operating cost
                               home beds                             per bed, after resident co-payment revenue,
                                                                     in a long-term care home is $36,000. One
                                                                     per cent change in number of beds:
                                                                     $27 million.
-----------------------------  ------------------------------------  ---------------------------------------------
Elementary and Secondary       Almost two million average daily      One per cent enrolment change:
     Schools*                  pupil enrolment                       $160 million.
College Students               151,000 full-time students            One per cent enrolment change: $7 million.
University Students            280,000 full-time undergraduate       One per cent enrolment change:
                               students                              $19 million.
Ontario Works*                 194,000 average annual caseload       One per cent caseload change: $15 million.
Ontario Disability Support     226,000 average annual caseload       One per cent caseload change: $23 million.
     Program*
Correctional System            2.8 million adult inmate days per     Average cost $155 per inmate per day.
                               year                                  One per cent change in inmate days:
                                                                     $4 million.
Interest on Debt               Average cost of borrowing is          The impact of a 100 basis-point change in
                               forecast to be approximately 5.4 per  borrowing rates is forecast to be
                               cent.                                 approximately $250 million.
-----------------------------  ------------------------------------  ---------------------------------------------
* Based on 2004-05.
                               ------------------------------------  ---------------------------------------------

COMPENSATION COSTS
Compensation costs and wage settlements are key cost drivers and have a substantial impact on both the finances of broader public-sector partners and the Province.

                                                Cost of 1%
Sector                                       salary increase    Size of Sector
--------------------------------------------------------------  ------------------------------------------------
OHIP Payments to Physicians+                   $70 million      Almost 22,000 physicians in Ontario,
                                                                comprising 10,800 family doctors and 11,000
                                                                specialists.
Hospital Nurses*                               $34 million      Over 40,000 nurses in hospitals.
Elementary and Secondary School Staff**        $119 million     Over 180,000 staff including teachers,
                                                                principals, administrators, support and
                                                                maintenance staff.
Ontario Public Service***                      $50 million      Over 64,000 public servants.
--------------------------------------------------------------  ------------------------------------------------
+    Based on 2005-06.
*    Based on 2003-04.
**   One per cent increase in salary benchmarks in Grants for Student Needs based on 2004-05 school year.
***  Based on 2004-05, reflects total compensation costs.
                                            ------------------  ------------------------------------------------

CONTINGENT LIABILITIES
Contingent Liabilities
In addition to the key demand sensitivities and economic risks to the fiscal plan, there are additional risks stemming from the government's contingent liabilities.  Whether these contingencies will result in actual liabilities for the Province is beyond the direct control of the government.  Losses could result from legal settlements, defaults on projects, and loan and funding guarantees.  Provisions for losses that are likely to occur and that can be reasonably estimated, are expensed and reported as liabilities in the Province's financial statements.  Significant contingent liabilities as disclosed in the
2003-04 Annual Report and Consolidated Financial Statements are described below.  This disclosure will be updated as at March 31, 2005 in the 2004-05 Annual Report and Consolidated Financial
Statements.

Ontario Nuclear Funds Agreement
The Province has certain responsibilities with respect to nuclear used fuel waste management and nuclear station decommissioning.  The Province, Ontario Power Generation Inc. (OPG), a wholly owned subsidiary, and certain subsidiaries of OPG are parties to the Ontario Nuclear Funds Agreement
(ONFA), to establish, fund and manage segregated funds to ensure sufficient funds are available to pay the costs of nuclear station decommissioning and nuclear used fuel waste management.  Under
ONFA, the Province is liable to make payments should the cost estimate for nuclear used fuel waste management rise above specified thresholds for a fixed volume of used fuel.  As well, under ONFA, the Province guarantees a return of 3.25 per cent over the Ontario Consumer Price Index for the nuclear used fuel waste management fund. The Province has also provided a direct Provincial guarantee to the Canadian Nuclear Safety Commission on behalf of OPG for up to $1.5 billion, which relates to the portion of the decommissioning and waste management obligations not funded by the segregated funds.

Obligations Guaranteed by the Province
The Province provides guarantees on loans on behalf of various parties.  The authorized limit for loans guaranteed by the Province as at March 31, 2004 was $4.4 billion.  The outstanding loans guaranteed and other contingencies amounted to $3.4 billion at March 31, 2004.  A provision of $397 million based on an estimate of the likely loss arising from guarantees under the Student Support Programs has been expensed and is reflected in the 2003-04 Annual Report and Consolidated Financial
Statements of the Province.

Social Housing--Loan Insurance Agreements
The Province is liable to indemnify and reimburse the Canada Mortgage and Housing Corporation for any net costs, including any environmental liabilities incurred as a result of project defaults, for all non-profit housing projects in the Provincial portfolio.  At March 31, 2004, there were $9.0 billion in mortgage loans outstanding.

Claims Against the Crown
There are claims outstanding against the Crown arising from legal action, either in progress or threatened, in respect of aboriginal land claims, breach of contract, damages to persons and property, and like items.  At March 31, 2004, there were 80 claims outstanding against the Crown that were for amounts over $50 million.

Section V: Key Financial Tables and Graphs

The following pages provide details on Ontario's Finances--both historical and projections over the medium term.

Key tables consist of:

o    Medium-Term Fiscal Plan and Outlook (2004-05 to 2008-09);
o    Fiscal Outlook (2004-05 to 2005-06);
o    Details on Provincial Revenue (2001-02 to 2005-06);
o    Details on Provincial Operating Expense, by Ministry (2001-02 to 2005-06);
o    Details on Provincial Capital Expense, by Ministry (2001-02 to 2005-06);
o    Schedule of Net Investment in Capital Assets (2005-06);
o    Details on Capital Investment (2005-06);
o    Summary of Consolidated Government Organizations (2005-06); and
o    Ten-Year Review of Selected Financial and Economic Statistics (1996-97 to 2005-06).

Key graphs consist of:

o    Composition of Revenue (2005-06);
o    Composition of Total Expense (2005-06);
o    Composition of Program Expense (2005-06); and
o    Composition of Capital Expense (2005-06).

Medium-Term Fiscal Plan and Outlook                                                                   Table A1
($ Billions)
---------------------------------------------------------------------------------------------------------------
                                                        Interim       Plan                    Outlook
                                                ---------------------------------------------------------------
                                                        2004-05     2005-06      2006-07     2007-08      2008-09
---------------------------------------------------------------------------------------------------------------
Revenue                                                    77.1        81.7         84.8        88.5         92.2
Expense
     Programs                                              67.6        71.0         73.3        75.9         77.9
     Capital                                                2.9         2.7          2.5         2.1          2.1
     Interest on Debt                                       9.6         9.8         10.0        10.4         10.7
Total Expense                                              80.1        83.5         85.7        88.5         90.7
Surplus/(Deficit) Before Reserve                           (3.0)       (1.8)        (0.9)        0.0          1.5
Reserve                                                     -           1.0          1.5         1.5          1.5
Surplus/(Deficit)                                          (3.0)       (2.8)        (2.4)       (1.5)         0.0
---------------------------------------------------------------------------------------------------------------
Net Debt+                                                 142.2       146.0        149.7       152.6        153.8
Accumulated Deficit+                                      127.2       130.0        132.4       133.9        133.9
---------------------------------------------------------------------------------------------------------------
Gross Domestic Product (GDP) at Market                    517.6       538.0        562.6       592.2        623.6
     Prices
Net Debt as a per cent of GDP                              27.5        27.1         26.6        25.8         24.7
Accumulated Deficit as a per cent of GDP                   24.6        24.2         23.5        22.6         21.5
---------------------------------------------------------------------------------------------------------------
+    Net Debt is calculated as the difference between liabilities and financial assets.  The annual change in Net Debt is equal to the
     Surplus/Deficit plus the change in tangible capital assets.  Accumulated Deficit is calculated as the difference between liabilities and financial and tangible capital assets.  The annual change in the Accumulated Deficit is equal to the Surplus/Deficit.
Note: Numbers may not add due to rounding.

                                                ---------------------------------------------------------------

2005-06 Fiscal Outlook                                                                                     Table A2
($ Millions)
-------------------------------------------------------------------------------------------------------------------
                                                            Interim          Plan                     Change
                                                    --------------- --------------- -------------------------------
                                                            2004-05         2005-06       $ Millions       Per cent
--------------------------------------------------- --------------- --------------- --------------- ---------------
Revenue                                                      77,137          81,687           4,550               5.9
Expense
     Programs                                                67,622          71,014           3,392               5.0
     Capital                                                  2,899           2,673            (226)             (7.8)
     Interest on Debt                                         9,609           9,796             187               1.9
Total Expense                                                80,130          83,483           3,353               4.2
Surplus/(Deficit) Before Reserve                             (2,993)         (1,796)          1,197             (40.0)
Reserve                                                           -           1,000           1,000               -
Surplus/(Deficit)                                            (2,993)         (2,796)            197              (6.6)
--------------------------------------------------- --------------- --------------- --------------- ---------------
Net Debt+                                                   142,228         146,017           3,789               2.7
Accumulated Deficit+                                        127,181         129,977           2,796               2.2
--------------------------------------------------- --------------- --------------- --------------- ---------------
+    Net Debt is calculated as the difference between liabilities and financial assets.  The annual change in Net Debt is equal to the
     Surplus/Deficit plus the change in tangible capital assets.  Accumulated Deficit is calculated as the difference between liabilities and financial and tangible capital assets.  The annual change in the Accumulated Deficit is equal to the Surplus/Deficit.
Note: Numbers may not add due to rounding.
                                                    --------------- --------------- --------------- ---------------

Revenue                                                                                                 Table A3
($ Millions)
----------------------------------------------------------------------------------------------------------------
                                                                                  Actual     Interim      Plan
                                                           2001-02    2002-03     2003-04    2004-05     2005-06
---------------------------------------------------------------------------------------------------- -----------
Taxation Revenue
     Personal Income Tax                                    19,097      18,195     18,301     19,095      20,026
     Retail Sales Tax                                       13,803      14,183     14,258     14,903      15,475
     Corporations Tax                                        6,646       7,459      6,658      9,513       9,248
     Employer Health Tax                                     3,502       3,589      3,753      3,886       4,033
     Ontario Health Premium                                      -           -          -      1,749       2,422
     Gasoline Tax                                            2,192       2,306      2,264      2,283       2,308
     Fuel Tax                                                  659         682        681        719         733
     Tobacco Tax                                               703       1,183      1,350      1,466       1,511
     Land Transfer Tax                                         665         814        909      1,056       1,056
     Electricity Payments-In-Lieu of Taxes                     387         711        627        509         656
     Other Taxes                                               371         429        347        284         258
                                                       --------------------------------------------- -----------
                                                            48,025      49,551     49,148     55,463      57,726
---------------------------------------------------------------------------------------------------- -----------
Government of Canada*
     Canada Health and Social Transfer (CHST)                5,831       7,346      7,345          -           -
     Canada Health Transfer (CHT)                                -           -          -      5,636       7,127
     Canada Social Transfer (CST)**                              -           -          -      2,917       3,311
     CHST Supplements                                          380         191        577        775         584
     Social Housing                                            524         525        528        521         520
     Infrastructure Programs                                     -          97        150        222         293
     Wait Times Reduction Fund                                   -           -          -        242         243
     Medical Equipment Funds                                   190           -        192        387         194
     Other Government of Canada                                829         735      1,101      1,324         901
                                                       --------------------------------------------- -----------
                                                             7,754       8,894      9,893     12,024      13,173
---------------------------------------------------------------------------------------------------- -----------
Income from Investment in Government Business Enterprises
                                                       -----------
     Ontario Lottery and Gaming Corporation                  2,255       2,288      2,106      1,970       1,941
     Liquor Control Board of Ontario                           904         939      1,045      1,140       1,186
     Ontario Power Generation Inc. and Hydro One Inc.          179         717        (17)       402         887
     Other Government Enterprises                                7          (2)       (64)         2           5
                                                             3,345       3,942      3,070      3,514       4,019
---------------------------------------------------------------------------------------------------- -----------
Other Non-Tax Revenue
     Reimbursements                                          1,592       1,111      1,206      1,258       1,319
     Electricity Debt Retirement Charge                          -         889      1,000      1,009       1,018
     Vehicle and Driver Registration Fees                      941         982        985        991       1,017
     Power Sales                                               815         635        510        610         961
     Other Fees and Licences                                   474         606        594        494         510
     Liquor Licence Revenue                                    530         530        488        493         502
     Net Reduction of Power Purchase Contract Liability          -         161        104        236         396
     Sales and Rentals                                         344         560        532        355         369
     Royalties                                                 224         304        248        268         236
     Miscellaneous Other Non-Tax Revenue                     2,490         726        622        422         441
                                                             7,410       6,504      6,289      6,136       6,769
Total Revenue                                               66,534      68,891     68,400     77,137      81,687
---------------------------------------------------------------------------------------------------- -----------
*    Health Reform Fund included in CHST in 2003-04 and CHT in 2004-05.
**   Includes 2005 Federal Budget additional Early Learning and Child Care revenues of $272 million in 2005-06.
                                                       --------------------------------------------- -----------

Operating Expense                                                                                     Table A4
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                                                 Actual     Interim      Plan
Ministry                                                   2001-02    2002-03    2003-04    2004-05     2005-06
---------------------------------------------------------------------------------------------------------------
Agriculture and Food                                           456        598        673         733        564
     One-Time and Extraordinary Costs                          319         18          -         444          -
Attorney General                                               995      1,052      1,199       1,183      1,199
Board of Internal Economy                                      124        146        196         149        167
Children and Youth Services                                  2,244      2,431      2,640       2,856      3,196
Citizenship and Immigration                                     59         53         52          56         63
Community and Social Services                                5,807      5,842      5,995       6,393      6,595
Community Safety and Correctional Services                   1,513      1,656      1,666       1,741      1,753
Consumer and Business Services                                 172        178        182         201        178
Culture                                                        279        331        303         295        275
Democratic Renewal Secretariat                                   -          -          -           2          4
Economic Development and Trade                                 221        242        253         279        688
Education                                                    8,354      8,998      9,665      10,526     11,267
     Teachers' Pension Plan (TPP)                               42        238        235         240        290
Energy                                                         367        144        116         138        148
Environment                                                    265        237        261         310        314
Executive Offices                                               19         20         24          19         19
Finance - Own Account                                        1,197      1,092      1,255       1,141      1,126
     Interest on Debt                                       10,337      9,694      9,604       9,609      9,796
     Community Reinvestment Fund/Ontario Municipal             557        622        651         626        662
         Partnership Fund
     Community Reinvestment Fund One-Time Transition             -          -          -         233          -
         Funding
     Electricity Consumer Price Protection Fund                  -        665        253           -          -
     Power Purchases                                           815        786        797         850        961
Health and Long-Term Care                                   23,923     25,800     28,036      31,112     32,948
     SARS-related and Major One-Time Health Costs                -          -        824           -          -
Intergovernmental Affairs                                        6          9          6          13          8
Labour                                                         110        123        117         132        146
Management Board Secretariat                                   246        186        214         687        469
     Retirement Benefits                                        63        102        309         493        514
     Contingency Fund                                            -          -          -           -        557
Municipal Affairs and Housing                                1,136        636        662         771        683
Native Affairs Secretariat                                      13         16         15          18         14
Natural Resources                                              438        454        516         485        492
Northern Development and Mines                                  75         73         76          79        111
Office of Francophone Affairs                                    5          3          3           4          4
Public Infrastructure Renewal                                   15         33         18          20         30
Tourism and Recreation                                         143        135        209         184        163
Training, Colleges and Universities                          3,290      3,471      3,883       4,298      4,781
Transportation                                                 664        814        800         911        975
Year-End Savings                                                 -          -          -           -       (350)
Total Operating Expense                                     64,269     66,898     71,708      77,231     80,810
---------------------------------------------------------------------------------------------------------------

                                                       --------------------------------------------------------

Capital Expense+                                                                                       Table A5
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                                                  Actual     Interim     Plan
Ministry                                                    2001-02    2002-03    2003-04    2004-05    2005-06
---------------------------------------------------------------------------------------------------------------
Agriculture and Food                                             29         68          1          4         11
Attorney General                                                 46         43         24         37         75
Children and Youth Services                                       6          7          -          5        109
Community and Social Services                                    25         16         10         20         33
Community Safety and Correctional Services                       88         66         47         32         48
Consumer and Business Services                                    -          1          1          4          5
Culture                                                          14         42         24         67        115
Economic Development and Trade                                   19         21         31         77         82
Education                                                        17         10         15         50          6
Energy                                                           50         46         53         53         49
Environment                                                      20         13          4          7         13
Finance                                                          11          8          5          5          5
Health and Long-Term Care                                       205        339        358        531        339
Management Board Secretariat*                                    28          3        (33)        (5)       (18)
Municipal Affairs and Housing                                    12         20        206        273        392
Native Affairs Secretariat                                        3          2          -          2          3
Natural Resources                                                70         72        111         74         53
Northern Development and Mines                                  371        391        332        357        421
Public Infrastructure Renewal                                     -          4         18         46         57
     Capital Contingency Fund                                     -          -          -          -        175
Tourism and Recreation                                            9         55         51         65         93
Training, Colleges and Universities                              49         71        120        421        135
Transportation                                                  818        578        797        774        622
Year-End Savings                                                  -          -          -          -       (150)
Total Capital Expense                                         1,890      1,876      2,175      2,899      2,673
---------------------------------------------------------------------------------------------------------------
+    Starting in 2002-03, major tangible capital assets owned by Provincial ministries (land, buildings and transportation infrastructure) are accounted for on a full accrual accounting basis. Other tangible capital assets owned by Provincial ministries will continue to be accounted for as expense in the year of acquisition or construction. All capital assets owned by consolidated government organizations are accounted for on a full accrual basis.
*    Ministries' contributions for investments in Provincially owned land and buildings are recorded as an expense by the contributing ministries. Starting in 2002-03, any resulting adjustment to expense from the capitalization and amortization of most of these
     Provincially owned land and buildings is recorded in Management Board Secretariat.
Sources: Ontario Ministry of Finance and Ontario Ministry of Public Infrastructure Renewal.
                                                        -------------------------------------------------------

Schedule of Net Investment in Capital Assets                                                           Table A6
($ Millions)
---------------------------------------------------------------------------------------------------------------
                                                                      2005-06 Plan
                                         ----------------------------------------------------------------------
                                                                                    Government
                                                    Land and      Transportation    Organizations'
                                                   Buildings      Infrastructure    Capital Assets        Total
                                         ----------------------------------------------------------------------
Acquisition/Construction of Major
     Tangible Capital Assets                            160            1,131               526            1,817
Amortization of Provincially Owned                                      (534                               (824)
     Major Tangible Capital Assets                      (84)                )             (206)
Net Investment in Capital Assets                         76              597               320              993
---------------------------------------------------------------------------------------------------------------
Source: Ontario Ministry of Public Infrastructure Renewal.
                                         ----------------------------------------------------------------------

Gross Capital Investment                                                                              Table A7
($ Millions)
---------------------------------------------------------------------------------------------------------------

                                                                                                Plan 2005-06
                                                                                            -------------------
Transportation
     Transit                                                                                      513
     Highways                                                                                   1,135
     Other Transportation                                                                         110
                                                                                            ---------
                                                                                                          1,758
Health and Long-Term Care                                                                                   349
Postsecondary Education                                                                                     132
Water/Environment                                                                                           292
Municipal and Local Infrastructure*                                                                         535
Justice                                                                                                     123
Other                                                                                                       477
Total Gross Capital Investment**                                                                          3,666
Less: Net Investment in Capital Assets                                                                      993
Total Capital Expense                                                                                     2,673
---------------------------------------------------------------------------------------------------------------
*    Municipal and local water and wastewater infrastructure investments are included in the Water/Environment sector.
**   Total gross capital investment includes flow-throughs of $531 million.
Source: Ontario Ministry of Public Infrastructure Renewal.
                                                                                            -------------------

SUMMARY OF CONSOLIDATED GOVERNMENT ORGANIZATIONS
The government carries out a number of activities through government organizations.  These organizations provide, in some circumstances, programs directly to the public and in other cases services to the government itself.

Table A8 has been added to the Appendix this year to provide the public with additional information on the extent of activities carried out through these organizations.  It reflects the total revenues and expenses related to the activities of these organizations and the extent to which they receive transfer payments from the government to fund these activities.  The net increase/(decrease) to Provincial deficit reflects, for those organizations offering services directly to the public, the net grant to support these activities; and for those organizations offering services to the government, the net costs of services used by the government during the year.

Summary of Consolidated Government Organizations*                                                     Table A8
($ Millions)
---------------------------------------------------------------------------------------------------------------
Ministry/Agency                                                           2005-06 Plan
---------------------------------------------------------------------------------------------------------------
                                                                                          Transfers
                                                               Agency**                     from         Net
                                                                                           Province   Increase/
                                                                                           Included  (Decrease)
---------------------------------------------------------------------------------------------------------------
                                                                                Net            in          to
                                                     Total       Total       (Income)/       Agency    Provincial
                                                     Revenue     Expense       Loss          Revenue    Deficit
---------------------------------------------------------------------------------------------------------------
Agriculture and Food
     Agricorp                                            404         376          (28)         138          110
Attorney General
     Legal Aid Ontario                                   290         310           20          254          274
Culture
     Ontario Science Centre                               38          39            1           18           19
     Ontario Trillium Foundation                         106         106            -          100          100
     Royal Ontario Museum                                 23          25            2           19           21
Economic Development and Trade
     Ontario Immigrant Investor Corporation               12           5           (7)           -           (7)
Education
     Education Quality and Accountability Office          40          40            -           40           40
Energy
     Independent Electricity System Operator             154         152           (2)           -           (2)
     Ontario Energy Board                                 32          32            -            -            -

Summary of Consolidated Government Organizations*                                                     Table A8
Finance
     Ontario Financing Authority+                         25          25            -           17           17
     Ontario Securities Commission++                      57          65            8            -            8
     Ontario Strategic Infrastructure Financing          103         124           21            -           21
         Authority
Health and Long-Term Care
     Cancer Care Ontario                                 479         473           (6)         449          443
     Smart Systems for Health                            107         107            -           98           98
Management Board Secretariat (MBS)
     Ontario Realty Corporation (ORC)+                    51          50           (1)          50           49
     ORC Operating as Agent for the                                                            548
         Province+ ***                                   600         584          (16)                      532
Municipal Affairs and Housing
     Ontario Housing Corporation                         118          79          (39)         116           77
Northern Development and Mines
     Northern Ontario Heritage Fund Corporation           68         116           48           61          109
Tourism and Recreation
     Metropolitan Toronto Convention Centre               45          41           (4)           -           (4)
     Ontario Place Corporation                            18          19            1            4            5
     Ontario Tourism Marketing Partnership                50          55            5           49           54
         Corporation
Training, Colleges and Universities
     Ontario Educational Communications                   79          76           (3)          59           56
         Authority (TVOntario)

Summary of Consolidated Government Organizations*                                                     Table A8
Transportation
     Greater Toronto Transit Authority (GO               538         351         (187)         311          124
         Transit)
     Toronto Area Transit Operating Authority             45           3          (42)          45            3
Total                                                  3,482       3,253         (229)       2,376        2,147
---------------------------------------------------------------------------------------------------------------
*    The Ontario Electricity Financial Corporation (OEFC) has a projected excess of revenue over expense of $713 million for 2005-06.
     As OEFC's revenues are dedicated to managing and retiring the debt and other liabilities of the former Ontario Hydro, OEFC is not included in this table as its activities are not comparable to the activities of other government organizations.
**   The revenues and expenses of government organizations, except for government business enterprises, are consolidated on a line-
     by-line basis with ministry revenues and expenses.  Adjustments are made to present the accounts of these government organizations on a basis consistent with the Province's accounting policies, e.g., conforming the accounting for capital grants received by an organization to the Province's accounting policy.  These adjustments have been made to the agencies' revenues and expenses above except for interest revenue and interest expense adjustment.  Upon consolidation, adjustments are made to eliminate significant inter-organization transactions, e.g., transfers received from the Province.
***  ORC maintains several operating bank accounts that are held "in trust", administered on behalf of MBS, and relate directly to the operation of MBS-owned and -leased properties or services provided to other ministries or agencies of the Ontario Government.
     The activities reported under ORC Operating as Agent for the Province are shown separately as they will not be reflected on ORC's financial statements.  Transfers to ORC reflect the accommodation charges and contributions received from ministries and agencies for leased premises or buildings owned by the Province and managed by ORC.  The Net Increase to Provincial Deficit for ORC
     represents the costs of these leased premises and the operating costs of the Provincially owned assets and the costs of other realty activities incurred on behalf of ministries and agencies by ORC as the Province's realty service provider.  The planned expenditures actually reside in individual Ministry allocations or agency budgets in either the current or prior years.
+    Organizations offering service to the government.
++   The Ontario Securities Commission is a fully self-funded agency. OSC fees are set over a three-year period to recover any deficits or adjust for any surpluses so that the fees set by the OSC accurately reflect the Commission's cost of operations.
                                               ----------------------------------------------------------------

Ten-Year Review of Selected Financial and Economic Statistics
($ Millions)
-----------------------------------------------------------------------------------------------------------------

                                                                         1996-97         1997-98          1998-99
---------------------------------------------------------------- ------------------------------------------------
Financial Transactions
Revenue                                                                   49,714          52,782           56,050
Expense
     Programs                                                             45,400          45,568           46,821
     Capital*                                                              2,612           2,451            2,215
     Interest on Debt                                                      8,607           8,729            9,016
Total Expense                                                             56,619          56,748           58,052
Surplus/(Deficit) Before Reserve                                         (6,905)         (3,966)          (2,002)
Reserve                                                                        -               -                -
Surplus/(Deficit)                                                        (6,905)         (3,966)          (2,002)
Net Debt+                                                                108,769         112,735          114,737
Accumulated Deficit+                                                     108,769         112,735          114,737
---------------------------------------------------------------- ------------------------------------------------
Gross Domestic Product (GDP) at Market Prices                            338,173         359,353          377,897
Personal Income                                                          276,303         289,537          304,652
---------------------------------------------------------------- ------------------------------------------------
Population--July (000s)                                                    11,083          11,228           11,367
Net Debt per Capita (dollars)                                              9,814          10,041           10,094
Personal Income per Capita (dollars)                                      24,930          25,787           26,801
---------------------------------------------------------------- ------------------------------------------------
Total Expense as a per cent of GDP                                          16.7            15.8             15.4
Interest on Debt as a per cent of Revenue                                   17.3            16.5             16.1
Net Debt as a per cent of GDP                                               32.2            31.4             30.4
Accumulated Deficit as a per cent of GDP                                    32.2            31.4             30.4
---------------------------------------------------------------- ------------------------------------------------
*    Starting in 2002-03, major tangible capital assets owned by Provincial ministries (land, buildings and transportation infrastructure)
     are accounted for on a full accrual accounting basis. Other tangible capital assets owned by Provincial ministries will continue to be accounted for as expense in the year of acquisition or construction. All capital assets owned by consolidated government organizations are accounted for on a full accrual basis.
+    Net Debt is calculated as the difference between liabilities and financial assets.  The annual change in Net Debt is equal to the
     Surplus/Deficit plus the change in tangible capital assets.  Accumulated Deficit is calculated as the difference between liabilities and financial and tangible capital assets.  The annual change in the Accumulated Deficit is equal to the Surplus/Deficit.
Sources: Ontario Ministry of Finance and Statistics Canada.
                                                                 ------------------------------------------------

                                                                                                        Table A9

----------------------------------------------------------------------------------------------------------------
                                                                        Actual         Interim           Plan
         1999-00        2000-01         2001-02        2002-03         2003-04         2004-05        2005-06
------------------------------- ------------------------------ -------------------------------------------------

          65,042         66,294          66,534         68,891          68,400          77,137         81,687

          48,460         51,396          53,932         57,204          62,104          67,622         71,014
           4,887          2,123           1,890          1,876           2,175           2,899          2,673
          11,027         10,873          10,337          9,694           9,604           9,609          9,796
          64,374         64,392          66,159         68,774          73,883          80,130         83,483
             668          1,902             375            117         (5,483)         (2,993)        (1,796)
               -              -               -              -               -               -          1,000
             668          1,902             375            117         (5,483)         (2,993)        (2,796)
         134,398        132,496         132,121        132,647         138,557         142,228        146,017
         134,398        132,496         132,121        118,705         124,188         127,181        129,977
------------------------------- ------------------------------ -------------------------------------------------
         409,020        440,759         453,931        479,556         494,501         517,614        537,958
         321,702        347,653         360,496        369,606         379,216         392,858        407,700
------------------------------- ------------------------------ -------------------------------------------------
          11,506         11,685          11,898         12,102          12,257          12,393         12,551
          11,681         11,339          11,104         10,961          11,304          11,476         11,634
          27,959         29,752          30,299         30,541          30,939          31,700         32,483
------------------------------- ------------------------------ -------------------------------------------------
            15.7           14.6            14.6           14.3            14.9            15.5           15.5
            17.0           16.4            15.5           14.1            14.0            12.5           12.0
            32.9           30.1            29.1           27.7            28.0            27.5           27.1
            32.9           30.1            29.1           24.8            25.1            24.6           24.2
------------------------------- ------------------------------ -------------------------------------------------

                --------------- ------------------------------ -------------------------------------------------

[A pie chart showing the composition of revenue for 2005-06.]

[A pie chart showing the composition of total expense for 2005-06.]

[A pie chart showing the composition of program expense for 2005-06.]

[A pie chart showing the composition of capital expense for 2005-06.]